As filed with the Securities and Exchange Commission on June 22, 2017

Securities Act File No. 33-30139

Investment Company Act File No. 811-5848

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.
Post-Effective Amendment No. 45	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 47	☒

THE GABELLI VALUE 25 FUND INC.

(Exact Name of Registrant as Specified in Charter)

One Corporate Center, Rye, New York 10580-1422

(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: 1-800-422-3554

Bruce N. Alpert

Gabelli Funds, LLC

One Corporate Center

Rye, New York 10580-1422

(Name and Address of Agent for Service)

Copies to:

Andrea R. Mango, Esq. The Gabelli Value 25 Fund Inc. One Corporate Center Rye, New York 10580-1422	Michael R. Rosella, Esq. Paul Hastings LLP 200 Park Avenue New York, New York 10166

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 45 to the Registration Statement on Form N-1A (File Nos. 33-30139 and 811-5848) of The Gabelli Value 25 Fund Inc. (the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits 28(a)(8), 28(e)(5), 28(i)(2), 28(m)(5) and 28(n)(3) to the Registration Statement. Accordingly, this Post-Effective Amendment No. 45 consists only of a facing page, this explanatory note and Part C of the Registration Statement on Form N-1A setting forth the exhibits to the Registration Statement. This Post-Effective Amendment No. 45 does not modify any other part of the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 45 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C:

OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Articles of Incorporation, dated July 20, 1989, are incorporated by reference to Post-Effective Amendment No. 11 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 30, 1997 (Accession No. 0000927405-97-000148) (“Post-Effective Amendment No. 11”).

(a)(2)	Articles Supplementary, dated September 27, 1989, are incorporated by reference to Post-Effective Amendment No. 11.

(a)(3)	Articles of Amendment, dated April 20, 1999, are incorporated by reference to Post-Effective Amendment No. 14 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 30, 1999 (Accession No. 0000927405-99-000160) (“Post-Effective Amendment No. 14”).

(a)(4)	Articles Supplementary, dated April 20, 1999, are incorporated by reference to Post-Effective Amendment No. 14.

(a)(5)	Articles Supplementary, dated April 28, 2005, are incorporated by reference to Post-Effective Amendment No. 21 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 29, 2005 (Accession No. 0000935069-05-001054) (“Post-Effective Amendment No. 21”).

(a)(6)	Articles Supplementary, dated November 18, 2009, are incorporated by reference to Post-Effective Amendment No. 26. to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on February 26, 2010 (Accession No. 0000950123-10-017858) (“Post-Effective Amendment No. 26”).

(a)(7)	Articles of Amendment to the Articles of Incorporation, dated December 9, 2013, are incorporated by reference to Post-Effective Amendment No. 36 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 30, 2014 (Acc-no: 0001193125-14-172312).

(a)(8)	Articles Supplementary, dated June 21, 2017, are filed herewith

(b)(1)	Registrant’s Amended and Restated Bylaws, dated September 18, 1989, are incorporated by reference to Post-Effective Amendment No. 11.

(b)(2)	Amended and Restated By-Laws, dated August 19, 2009, are incorporated by reference to Post-Effective Amendment No. 26.

(c)	Not Applicable.

(d)(1)	Investment Advisory Agreement between the Registrant and Gabelli Funds, Inc., dated March 1, 1994, is incorporated by reference to Post-Effective Amendment No. 11.

(d)(2)	Amendment No. 1 to the Investment Advisory Agreement between the Registrant and Gabelli Funds, Inc. (now known as Gabelli Funds, LLC), dated February 17, 1999, is incorporated by reference to Post-Effective Amendment No. 15 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on May 1, 2000 (Accession No. 0000935069-00-000202).

(d)(3)	Operating Expenses Limitation Agreement between the Registrant and Gabelli Funds, LLC, dated October 1, 2016, is is incorporated by reference to Post-Effective Amendent No. 43 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 27, 2017 (Accession No. 0001193125-17-143435) (“Post-Effective Amendment No. 43”).

(e)(1)	Subscription Agreement is incorporated by reference to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC on September 20, 1989.

(e)(2)	Distribution Agreement between the Registrant and G.distributors, LLC, dated August 1, 2011, is incorporated by reference to Post-Effective Amendment No. 30 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 27, 2012 (Accession No. 0001193125-12-191685) (“Post-Effective Amendment No. 30”).

(e)(3)	Designated Dealer Agreement between the Registrant and G.distributors, LLC, dated August 1, 2011, is incorporated by reference to Post-Effective Amendment No. 30.

(e)(4)	First Amendment to Amended and Restated Distribution Agreement between the Registrant and Gabelli & Company, Inc., dated November 18, 2009, is incorporated by reference to Post-Effective Amendment No. 26.

(e)(5)	Amended and Restated Distribution Agreement between the Registrant and G.distributors, LLC, dated June 20, 2017, is filed herewith.

(f)	Not Applicable.

(g)	Mutual Fund Custody and Services Agreement between the Registrant and Boston Safe Deposit and Trust Company, dated September 10, 2001, is incorporated by reference to Post-Effective Amendment No. 17 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on May 1, 2002 (Accession No. 0000935069-02-000407) (“Post-Effective Amendment No. 17”).

(h)	Transfer Agency and Service Agreement between the Registrant and State Street Bank and Trust Company, dated November 17, 1993, is incorporated by reference to Post-Effective Amendment No. 11.

(i)(1)	Consent of Paul Hastings LLP, Fund counsel, is is incorporated by reference to Post-Effective Amendment No. 43.

(i)(2)	Opinion of Venable LLP, with respect to Class T Series Shares, is filed herewith

(j)(1)	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm, is is incorporated by reference to Post-Effective Amendment No. 43.

(j)(2)	Powers of Attorney for Mario J. Gabelli, Anthony J. Colavita, Robert J. Morrissey and Anthony R. Pustorino, dated February 26, 1997, are incorporated by reference to Post-Effective Amendment No. 11.

(j)(3)	Power of Attorney for Werner J. Roeder, dated December 3, 2001, is incorporated by reference to Post-Effective Amendment No. 17.

(j)(4)	Certified Resolution of Board authorizing signature on behalf of the Registrant pursuant to Power of Attorney, dated April 29, 1998, is incorporated by reference to Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on April 30, 1998 (Accession No. 0000927405-98-000143).

(k)	Not Applicable.

(l)	Purchase Agreement relating to Class C Series Shares, dated April 20, 1999, is incorporated by reference to Post-Effective Amendment No. 14.

(m)(1)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class A Series Shares between the Registrant and Gabelli & Company, Inc., dated February 17, 1999, is incorporated by reference to Post-Effective Amendment No. 13 to the Registrant’s Registration Statement on Form N-1A as filed with the SEC via EDGAR on March 1, 1999 (Accession No. 0000927405-99-000077) (“Post-Effective Amendment No. 13”).

(m)(1)(i)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class A Series Shares between the Registrant and G.distributors, LLC, dated August 1, 2011, is incorporated by reference to Post-Effective Amendment No. 30.

(m)(2)	Plan of Distribution pursuant to Rule 12b-1 relating to Class C Series Shares between the Registrant and Gabelli & Company, Inc., dated February 17, 1999, is incorporated by reference to Post-Effective Amendment No. 13.

(m)(2)(i)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class C Series Shares between the Registrant and G.distributors, LLC, dated August 1, 2011, is incorporated by reference to Post-Effective Amendment No. 30.

(m)(4)	Plan of Distribution pursuant to Rule 12b-1 relating to Class AAA Shares between the Registrant and Gabelli & Company, Inc., dated November 18, 2009, is incorporated by reference to Post-Effective Amendment No. 26.

(m)(4)(i)	Amended and Restated Plan of Distribution pursuant to Rule 12b-1 relating to Class AAA Series Shares between the Registrant and G.distributors, LLC, dated August 1, 2011, is incorporated by reference to Post-Effective Amendment No. 30.

(m)(5)	Plan of Distribution pursuant to Rule 12b-1 relating to Class T Series Shares between the Registrant and G.distributors, LLC, dated June 20, 2017, is filed herewith.

(n)(1)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated May 12, 2004, is incorporated by reference to Post-Effective Amendment No. 21.

(n)(2)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated November 18, 2009, is incorporated by reference to Post-Effective Amendment No. 26.

(n)(3)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated June 20, 2017 is filed herewith.

(o)	Not Applicable.

(p)(1)	Revised Code of Ethics for the Registrant, Gabelli Funds, LLC, GAMCO Asset Management Inc., G.research, LLC, G.distributors, LLC, Teton Advisors, Inc., Gabelli & Partners, LLC, Gabelli Fixed Income LLC, and Gabelli & Company Investment Advisers, Inc., dated January 12, 2017, is incorporated by reference to Post-Effective Amendment No. 43.

Item 29.	Persons Controlled by or Under Common Control with Registrant

None.

Item 30.	Indemnification

The response to this Item 30 is incorporated by reference to Pre-Effective Amendment No. 2.

Item 31.	Business and Other Connections of the Investment Adviser

Gabelli Funds, LLC (the “Adviser”) is a registered investment adviser providing investment management and administrative services to the Registrant. The Adviser also provides similar services to other mutual funds.

The information required by this Item 31 with respect to any other business, profession, vocation or employment of a substantial nature engaged in by directors and officers of the Adviser during the past two fiscal years is incorporated by reference to Form ADV filed by the Adviser pursuant to the Investment Advisers Act of 1940 (SEC File No. 801-37706).

Item 32.	Principal Underwriter

(a)	G.distributors, LLC (“G.distributors”) currently acts as distributor for Gabelli 787 Fund, Inc., The Gabelli Asset Fund, Gabelli Capital Series Funds, Inc., Comstock Funds, Inc., The Gabelli Dividend Growth Fund, Gabelli Equity Series Funds, Inc., GAMCO Global Series Funds, Inc.,

Gabelli Gold Fund, Inc., The GAMCO Growth Fund, GAMCO International Growth Fund, Inc., Gabelli Investor Funds, Inc., The GAMCO Mathers Fund, The Gabelli Money Market Funds, The Gabelli ESG Fund, Inc., The Gabelli Utilities Fund, The TETON Westwood Funds, Keeley Funds, Inc., and Gabelli NextShares Trust.

(b)		The information required by this Item 32 with respect to each director, officer or partner of G.distributors is incorporated by reference to Schedule A of Form BD filed by G.distributors pursuant to the Securities Exchange Act of 1934, as amended (SEC File No. 8-68697).

(c)		Not Applicable.

Item 33.		Location of Accounts and Records

All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940, as amended, and Rules 31a-1 through 31a-3 thereunder are maintained at the following offices:

	1.	Gabelli Funds, LLC One Corporate Center Rye, New York 10580-1422

	2.	BNY Mellon Investment Servicing (US) Inc. 201 Washington Street Boston, Massachusetts 02108

	3.	BNY Mellon Investment Servicing (US) Inc. 301 Bellevue Parkway Wilmington, Delaware 19809

	4.	The Bank of New York Mellon 2 Hanson Place Brooklyn, New York 11217

	5.	State Street Bank and Trust Company One Heritage Drive North Quincy, Massachusetts 02171

	6.	Boston Financial Data Services, Inc. Two Heritage Drive North Quincy, Massachusetts 02171

Item 34.		Management Services

Not Applicable.

Item 35.		Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, THE GABELLI VALUE 25 FUND INC., certifies that it meets all of the requirements for effectiveness of this Post-Effective Amendment No. 45 to its Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Post-Effective Amendment No. 45 to its Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Rye and State of New York, on the 22nd day of June, 2017.

THE GABELLI VALUE 25 FUND INC.

By:	/s/ Bruce N. Alpert
Bruce N. Alpert
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 45 to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Mario J. Gabelli* Mario J. Gabelli	Chairman of the Board	June 22, 2017

/s/ Bruce N. Alpert Bruce N. Alpert	President (Principal Executive Officer)	June 22, 2017

/s/ John C. Ball John C. Ball	Treasurer (Principal Financial and Accounting Officer)	June 22, 2017

/s/ Anthony J. Colavita* Anthony J. Colavita	Director	June 22, 2017

/s/ Robert J. Morrissey* Robert J. Morrissey	Director	June 22, 2017

/s/ Kuni Nakamura Kuni Nakamura	Director	June 22, 2017

/s/ Anthony R. Pustorino* Anthony R. Pustorino	Director	June 22, 2017

/s/ Werner J. Roeder* Werner J. Roeder	Director	June 22, 2017

*By: /s/ Bruce N. Alpert

Bruce N. Alpert

Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

28 (a)(8)	Articles Supplementary, dated June 21, 2017

28 (e)(5)	Amended and Restated Distribution Agreement between the Registrant and G.distributors, LLC, dated June 20, 2017

28 (i)(2)	Opinion of Venable LLP

28 (m)(5)	Plan of Distribution pursuant to Rule 12b-1 relating to Class T Series Shares between the Registrant and G.distributors, LLC, dated June 20, 2017

28 (n)(3)	Amended and Restated Rule 18f-3 Multi-Class Plan, dated June 20, 2017